Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

December 31, 2003

News Media & Financial Analyst Contact:

Alan Bedner

Chief Financial Officer

(908) 713-4308

Unity Bancorp Reports Management Succession

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced that, effective immediately, Anthony J. Feraro has resigned from his position as President and Chief Executive Officer of Unity Bank and Unity Bancorp, Inc.  It was also announced that the Company’s Board of Directors has promoted James A. Hughes, the Company’s present Chief Financial Officer, to the position of President of Unity Bank and Unity Bancorp, Inc. and Alan Bedner, presently Senior Vice President and Controller of the Company, to the position of Chief Financial Officer. David D. Dallas, Chairman of the Board, will continue in his role as Chief Executive Officer of the Company.

“Since joining Unity in December 2000, Mr. Hughes has done an outstanding job and has been instrumental in implementing the Company’s strategic plans. I am confident that Mr. Hughes and I will continue to improve on what Unity has already achieved” said Mr. Dallas. “The Board wishes to thank Mr. Feraro for his years of service and to wish him well in his future endeavors.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $460 million in assets and $410 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.